Exhibit 99.1

Bristol Myers Squibb Adds Premier Radiopharmaceutical Platform with Acquisition of RayzeBio

Transaction Brings RayzeBio’s Differentiated Actinium-Based Radiopharmaceutical Platform, Including Rich Pipeline of Multiple Drug Development Programs, to Bristol Myers Squibb’s Leading Oncology Franchise

Lead Program, RYZ101, in Phase 3 Development for Treatment of Gastroenteropancreatic Neuroendocrine Tumors and Early-stage Development for Treatment of Small Cell Lung Cancer and Potentially Other Tumor Types

Gains Robust IND Engine and State-of-the-Art Radiopharmaceutical Manufacturing Capabilities

PRINCETON, NJ & SAN DIEGO, CA – December 26, 2023 – Bristol Myers Squibb (NYSE: BMY) and RayzeBio, Inc. (NASDAQ: RYZB) today announced a definitive merger agreement under which Bristol Myers Squibb will acquire RayzeBio for $62.50 per share in cash, for a total equity value of approximately $4.1 billion, or $3.6 billion net of estimated cash acquired. The transaction was unanimously approved by both the Bristol Myers Squibb and RayzeBio Boards of Directors.

RayzeBio is a clinical-stage radiopharmaceutical therapeutics (“RPT”) company with an innovation-leading position in actinium-based RPTs and a pipeline of potentially first-in-class and best-in-class drug development programs. Current pipeline programs are targeting the treatment of solid tumors, including gastroenteropancreatic neuroendocrine tumors (GEP-NETs), small cell lung cancer, hepatocellular carcinoma and other cancers. There remains a high, unmet need for more effective treatments in solid tumors, and RPTs enable a precision approach to patient treatment. RPTs bind to tumor cells and deliver targeted radiation to induce cancer cell death. Actinium-based RPTs offer potential advantages over currently available RPTs since the high potency and short firing range of the alpha-emitter create the possibility for stronger efficacy and more targeted delivery.

“This transaction enhances our increasingly diversified oncology portfolio by bringing a differentiated platform and pipeline, and further strengthens our growth opportunities in the back half of the decade and beyond,” said Christopher Boerner, Ph.D., Chief Executive Officer of Bristol Myers Squibb. “Radiopharmaceutical therapeutics are already transforming cancer care, and RayzeBio is at the forefront of pioneering the application of this novel modality. We look forward to supporting and accelerating RayzeBio’s preclinical and clinical programs and advancing its highly innovative radiopharmaceutical platform.”

“Acquiring RayzeBio’s differentiated actinium-based radiopharmaceutical platform will establish Bristol Myers Squibb’s presence in one of the most promising and fastest-growing new modalities for the treatment of patients with solid tumors – delivering radioactive payloads to cancer cells in a targeted manner,” said Samit Hirawat, M.D., Executive Vice President, Chief Medical Officer, Drug Development of Bristol Myers Squibb. “In addition, RayzeBio’s platform has the potential to be a significant IND engine, generating several therapeutic candidates in the future by leveraging our global drug development capabilities and infrastructure.”

Ken Song, M.D., President and CEO of RayzeBio, said, “Despite therapeutic advances in recent years, the need for more effective treatments in solid tumors persists, and radiopharmaceutical therapeutics are positioned to be an important next wave of innovation in oncology therapy. Bristol Myers Squibb’s well-established presence in oncology and deep expertise in developing, commercializing and manufacturing treatments on a global scale makes it the ideal partner for RayzeBio at this important moment in our evolution. I am excited to see what our team achieves as part of Bristol Myers Squibb.”

RayzeBio’s portfolio includes:

●	Lead program RYZ101 (225Ac-DOTATATE), targeting somatostatin receptor 2 (SSTR2), which is over-expressed in GEP-NETs and extensive stage small cell lung cancer (ES-SCLC). A Phase 3 clinical trial is currently enrolling patients to evaluate RYZ101 in patients with SSTR-positive GEP-NETs who have previously been treated with lutetium-177 based somatostatin therapies. RayzeBio previously reported the interim results of the Phase 1b portion of the ACTION-1 clinical trial, suggesting encouraging efficacy and tolerability. A Phase 1b clinical trial is also currently enrolling patients to evaluate RYZ101 as a first-line treatment of ES-SCLC in combination with standard-of-care therapy.

●	RYZ801, RayzeBio’s novel proprietary peptide targeting glypican-3 (GPC3) for delivery of actinium- based radioactivity for the treatment of hepatocellular carcinoma (HCC). RYZ801 is currently in IND-enabling studies.

●	Pipeline also includes an asset targeting CA9, which is expressed in renal cell cancer and is currently in IND-enabling studies.

●	Multiple first-in-class preclinical assets to treat solid tumors.

RayzeBio is completing construction of a state-of-the-art in-house manufacturing facility in Indianapolis, Indiana, and GMP drug production is expected to begin in the first half of 2024.

The transaction is expected to be treated as a business combination and to be dilutive to Bristol Myers Squibb’s non-GAAP diluted earnings per share by approximately $0.13 in 2024. Bristol Myers Squibb expects to finance the acquisition with primarily new debt issuance. Bristol Myers Squibb’s cash flows and strong financial profile enable continued commitment to strong investment-grade credit ratings and investment for growth through business development opportunities and distributions to shareholders through ongoing dividends and share repurchases.

Transaction Terms and Financing

Under the terms of the merger agreement, Bristol Myers Squibb will promptly commence a tender offer to acquire all of the outstanding shares of RayzeBio common stock at a price of $62.50 per share in an all-cash transaction for a total equity value of approximately $4.1 billion, or $3.6 billion net of estimated cash acquired. RayzeBio’s Board of Directors unanimously recommends that RayzeBio’s shareholders tender their shares in the tender offer.

The transaction is expected to close in the first half of 2024, subject to customary closing conditions, including the tender of a majority of the outstanding shares of RayzeBio’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the successful closing of the tender offer, Bristol Myers Squibb will acquire all remaining shares of RayzeBio that are not tendered into the tender offer through a second-step merger at the same price of $62.50 per share.

Advisors

BofA Securities, Inc., is serving as financial advisor to Bristol Myers Squibb, and Covington & Burling LLP is serving as legal counsel. Centerview Partners LLC is serving as financial advisor to RayzeBio, and Cooley LLP is serving as legal counsel.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

About RayzeBio

RayzeBio is building a radiopharmaceutical therapeutics (RPT) company to treat various cancers, with its lead program in a Phase 3 clinical trial. RayzeBio has created a pipeline of multiple drug candidates in therapeutic areas with significant market opportunities. Much like antibody drug conjugates emerged as a new and transformative treatment modality in certain cancers, the company sees an opportunity for innovative radiopharmaceutical therapeutics to follow a similar path. RayzeBio believes its strategic investments in building a robust product pipeline, development capabilities, and manufacturing infrastructure position the company to be an industry-leading pioneer in the broad application of RPT for cancer.

Additional Information about the Tender Offer and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and an acquisition vehicle to be formed by Bristol Myers Squibb promptly following execution of the merger agreement (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file a tender offer statement on Schedule TO and RayzeBio will file a recommendation statement on Schedule 14D-9. The offer to purchase shares of RayzeBio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO BE FILED BY RAYZEBIO WITH THE SEC, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY RAYZEBIO’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE ALSO URGED TO READ ANY OTHER DOCUMENTS FILED BY EACH OF BRISTOL MYERS SQUIBB AND RAYZEBIO WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of these tender offer materials and such other documents containing important information about Bristol Myers Squibb and RayzeBio, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov, or by directing a request for such materials to the information agent for the offer, which will be named in the tender offer materials. Bristol Myers Squibb and RayzeBio make available free of charge at Bristol Myers Squibb’s website at www.bms.com/investors and RayzeBio’s website at investors.rayzebio.com, respectively, copies of materials they file with, or furnish to, the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding, among other things, the proposed acquisition of RayzeBio by Bristol Myers Squibb, the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of Bristol Myers Squibb’s acquisition of RayzeBio and the development and commercialization of RayzeBio’s product candidates, including the therapeutic and commercial potential of RYZ101 and RayzeBio’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond our control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of RayzeBio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for RayzeBio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this press release. In addition, the compounds described in this press release are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Bristol Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q, and RayzeBio’s business, particularly those identified in the risk factors discussion in RayzeBio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as other documents that may be filed by Bristol Myers Squibb or RayzeBio from time to time with the SEC. Neither Bristol Myers Squibb nor RayzeBio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.

Use of Non-GAAP Financial Information and Financial Guidance

In discussing financial guidance, Bristol Myers Squibb refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this communication that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because Bristol Myers Squibb believes they neither relate to the ordinary course of Bristol Myers Squibb’s business nor reflect Bristol Myers Squibb’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to or as a substitute for the related financial measures that are prepared in accordance with GAAP and are not intended to be considered in isolation and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of the forward-looking non-GAAP measures presented in this communication is not provided due to the inherent difficulty in forecasting and quantifying items that are necessary for such reconciliation. Namely, we are not able to reliably predict the impact of specified items such as unwind of inventory purchase price adjustments, accelerated depreciation and impairment of property, plant and equipment and intangible assets and stock compensation resulting from acquisition-related equity awards, or currency exchange rates beyond the next twelve months. As a result, the reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is not available without unreasonable effort. In addition, Bristol Myers Squibb believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results. In addition, the non-GAAP financial guidance in this communication excludes the impact of any potential additional future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this communication.

Bristol Myers Squibb

Media Inquiries:

Media: media@bms.com

Investors:

Investor Relations: investor.relations@bms.com

RayzeBio

Contact: Arvind Kush

Email: info@rayzebio.com